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                                                                   Exhibit 2



                      FOR IMMEDIATE RELEASE

              Allegheny Energy Will Pursue Merger;
               Urges DQE To Live Up To Obligations

     Hagerstown, Md., July 30, 1998 - Allegheny Energy, Inc. (NYSE: AYE) today pledged to continue to pursue its merger with Pittsburgh-based DQE, Inc. (NYSE: DQE), despite this week's announcement that DQE wants to terminate the companies' merger agreement.

     In a letter today from Allegheny Energy Chairman, President, and Chief Executive Officer Alan J. Noia to DQE Chief Executive Officer David D. Marshall, Noia informed DQE that it "has no right to terminate the merger agreement now and will have no right to refuse to close the merger when regulatory approvals are obtained."

     Noia urged DQE to reconsider its position and called on Marshall to live up to the company's obligation to fully cooperate in obtaining approvals needed to complete the merger. Allegheny Energy will continue to seek the remaining approvals from federal regulatory agencies, including the Federal Energy Regulatory Commission, the Department of Justice/Federal Trade Commission, and the Securities and Exchange Commission.

     Last week, the companies received approval from the Pennsylvania Public Utility Commission (PUC), which recognized the significant benefits the merger would provide to consumers, shareholders, employees, and communities. The merger has also been approved by the companies' shareholders, the Nuclear Regulatory Commission, and the Maryland Public Service Commission. The City of Pittsburgh, the Public Utilities Commission of Ohio, employees, labor unions, and others have also publicly endorsed the merger.

     According to news reports, Pennsylvania officials expressed disappointment over DQE's position on the merger. In a press release issued July 29, the Pennsylvania PUC said it was "surprised and dismayed" at DQE's actions. PUC Chairman John Quain cautioned DQE "against using the Commission as an excuse to get out of the deal."

     The following is today's letter from Alan J. Noia to David
D. Marshall.

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                                   July 30, 1998



Mr. David D. Marshall
President and Chief Executive Officer
DQE, Inc.
411 Seventh Avenue
Pittsburgh, PA 15219

Dear David:

      I have reviewed your letter of July 28 and must say I completely disagree with it. DQE has no right to terminate the merger agreement now and will have no right to refuse to close the merger when regulatory approvals are obtained. DQE also remains obligated to cooperate with Allegheny Energy in obtaining regulatory approvals. The Pennsylvania PUC has struck a reasonable balance between the interests of customers, shareholders, and employees in our merger case. Indeed, our merger approval has been obtained on terms that are more favorable to us than you urged that we propose. West Penn's restructuring order is now the subject of litigation and may be improved, but even if it is not, the effects of that order do not constitute a material adverse effect giving DQE a right not to close our merger.

     I note that you are quite careful in your correspondence not actually to terminate our agreement, although, of course, your letter and other actions constitute a material breach of the merger agreement by DQE. Our merger agreement remains in full force and, notwithstanding DQE's actions, Allegheny Energy remains committed to our merger and will continue to work toward its completion. If DQE pursues the course outlined in your July 28 letter and prevents completion of our merger, Allegheny Energy will pursue all remedies available to protect the legal and financial interests of Allegheny Energy and its shareholders. The damages to which you are exposing DQE are enormous and while I hope that you will reconsider your course, I am fully prepared to act if you do not.

      It is time to put our business differences aside, get on with the merger, and put our companies together as smoothly and quickly as possible for the benefit of customers, shareholders, and employees.


                                        Sincerely,

                                        /s/  Alan J. Noia



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